EXHIBIT 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), is entered into as of the 1st day of April 2010 (“Effective Date”), by and between Great White Energy Services LLC (the “Company”), and Steve Williams (“Employee”).

1. Purpose of Agreement. Company and Employee wish to enter into or continue an at-will employment relationship. Furthermore, the parties recognize the importance to Company of obtaining Employee’s loyalty and protecting Company’s rights with respect to its intellectual property, customers, business information and trade secrets. In consideration of the employment, and/or of the continuation thereof, of the Employee by Company as of the Effective Date, the payment of compensation and benefits to Employee during such employment, and Employee being given access to Company’s confidential information, Employee and Company agree as follows:

2. Compensation and Benefits.

2.1 The base salary for Employee shall be at the monthly base rate of pay in the amount of $16,667 (the “Base Salary”). Base Salary shall be payable in accordance with the Company’s general payroll practices and shall be subject to customary withholding for applicable taxes, benefits and other standard withholding policies. Base Salary may be adjusted during the employment period in the sole and absolute discretion of the Chief Executive Officer of the Company (the “CEO”). Except as provided in paragraph 13 below, upon termination of employment Employee shall be entitled to receive any Base Salary earned but unpaid through the date of such termination, and no other monies or benefits shall be payable or owed to Employee under this Agreement.

2.2 The Employee shall be eligible to receive a cash bonus each calendar year which shall be determined by the CEO of the Company based upon performance objectives (the “Bonus”); provided that the Bonus shall not exceed fifty percent (50%) of the Base Salary received during the applicable calendar year.

2.3 Pursuant to the terms of such plans, as may be amended from time to time, Employee may participate during his employment in employee benefit plans in which the Company is the plan sponsor or a participating employer and in which Employee qualifies to participate. Such plans may provide medical, dental, vacation, disability and other benefits.

3. Duties. Employee will perform his duties faithfully and to the best of his ability and shall devote his full business efforts and time to performing such duties. Employee (i) shall not (without the prior written consent of the CEO) engage in any business activities other than the performance of his duties under this Agreement, (ii) shall devote his full-time business efforts and attention to the performance of such duties, and (iii) must neither engage in any other employment, occupation or consulting activity for any direct or indirect remuneration nor engage in any other activities that conflict with the business interests of the Company, Wexford Capital

LP (“Wexford”) or any of the subsidiaries, affiliates or other related entities of the foregoing (collectively “Related Entities”) or impede his performance of such duties.

4. Intellectual Property.

4.1 As part of Employee’s duties in connection with the business of Company, Employee, while employed by Company, has participated or may participate in conceiving, discussing or making new developments, ideas, products, inventions, improvements or works of authorship (whether or not patentable and whether or not copyrightable). All such concepts, developments, ideas, products, inventions, improvements, works of authorship and related rights (whether or not patentable and whether or not copyrightable) are referred to herein as “Intellectual Property”. Solely for the consideration noted herein, and specifically for no further consideration or compensation, Employee agrees that all Intellectual Property conceived of, developed by or worked on by Employee, either alone or with others, shall be the sole and exclusive property of Company if such Intellectual Property, in whole or in part, is conceived, developed, recorded, disclosed, worked on or authored:

(a) during Employee’s employment by Company before or after the Effective Date;

(b) after termination of Employee’s employment, if any such Intellectual Property was conceived of, disclosed or resulted from work done by Employee during Employee’s employment with Company; or

(c) after termination of Employee’s employment, if any such Intellectual Property resulted from, is based on, derived from or uses any Confidential Information (as that term is defined herein).

4.2 Employee shall disclose in writing promptly to the CEO or the CEO’s designee all Intellectual Property referred to in paragraph 4.1 above. In addition, when requested to do so, whether during Employee’s employment or after termination thereof, Employee shall, without further consideration or compensation of any kind, assign and convey to Company the entire right, title and interest in and to the Intellectual Property; and sign and deliver all oaths, applications and assignments for the Intellectual Property.

4.3 Any written, electronic or digital records of work performed in connection with the Intellectual Property, whether kept or created by Employee or others, shall be the exclusive property of Company.

4.4 Employee warrants and represents that Employee will not disclose to Company any information or intellectual or other property owned by a third party, and known by Employee to be confidential, in the absence of a properly executed confidentiality or non-disclosure agreement between Company and such third party.

5. Confidential Information.

5.1 Definition and Treatment of Confidential Information. Employee acknowledges that, in and as a result of his employment by the Company, Employee will have access to, use or be privy to confidential information of a special and unique nature and value, including, without limitation, the Company's, Wexford’s and Related Parties’ trade secrets, bid prices, contractual terms (prospective or otherwise), marketing plans, operating and financial information, results and forecasts, systems, business decisions, plans, procedures, strategies and policies, legal matters, manuals, guides, personnel, confidential reports and communications, lists and contact information of customers, and Intellectual Property (collectively, the “Confidential Information”). Employee acknowledges and agrees that any information and materials received from, acquired by or on behalf of the Company or any other party in confidence (or subject to nondisclosure covenants) or prepared, designed or created for the benefit of the Company shall be deemed to be and shall be included in the definition of Confidential Information. Employee acknowledges and agrees the Confidential Information is and shall remain the sole and exclusive property of the Company. Employee shall not, except with the prior written consent of the Company, as applicable, or except if Employee is acting as an employee of the Company solely for the benefit of the Company in connection with the Company's business and in accordance with the Company's business practices and employee policies, at any time during or following the term of his employment with the Company, directly or indirectly, use, divulge, reveal, report, publish, transfer or disclose, for any purposes whatsoever, any Confidential Information.

5.2 Former Employer Information. At any time during and after the period of employment the Employee shall not improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that the Employee shall not bring onto the premises of the Company, Wexford or any of the Related Entities any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

5.3 Third Party Information. The Company, Wexford and the Related Entities have received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s, Wexford’s and/or the Related Entities’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. The Employee shall hold all such confidential or proprietary information in the strictest confidence and shall not disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Employee’s work for the Company, Wexford or any of the Related Entities, as applicable, consistent with such party’s agreement with such third party.

6. Non-solicitation. Employee hereby acknowledges that the following provisions of this Agreement are reasonable and necessary for the protection of the Company:

6.1 No Solicitation of Customers. During the period of employment and for a period of twelve (12) months after Employee ceases to be employed with the Company, regardless of the reason for Employee’s termination, Employee agrees he will not, on Employee’s own behalf, or on behalf of any other individual, sole proprietorship, business, firm, partnership, company, corporation or other entity other than the Company, directly solicit, or ask anyone else to solicit, the sale of goods, services or a combination of goods and services, which are the same or similar to those provided by the Company, Wexford or any of the Related Entities, from Established Customers. Employee further agrees that for the same period, he will not in any way interfere or attempt to interfere with the Company’s, Wexford’s or any of the

Related Entities’ relationships with any of their Established Customers. “Established Customers” means a customer that the Company, Wexford or any of the Related Entities has actually done business with during the twelve (12) months preceding the date Employee ceases to be employed by the Company. Employee acknowledges that the Company, Wexford and the Related Entities solicit and sell services or products to entities located throughout the world.

6.2 No Solicitation of Employees. During the period of employment and for a period of twelve (12) months after Employee ceases to be employed with the Company, regardless of the reason for Employee’s termination, Employee agrees to not, directly or indirectly, solicit for employment, induce the employment termination of or employ any of the Company’s, Wexford’s or any of the Related Entities’ employees on Employee’s own behalf or on behalf of any other individual or entity in competition with the Company, Wexford or any of the Related Entities.

6.3 No Solicitation of Suppliers or Other Persons. During the period of employment, and for a period of twelve (12) months after Employee ceases to be employed with the Company, regardless of the reason for Employee’s termination, Employee agrees to not, directly or indirectly, solicit, induce or attempt to induce any supplier, lessor, licensor, or other person who has a business relationship with the Company, Wexford or any of the Related Entities, or who on the date Employee’s employment hereunder is terminated is engaged in discussions or negotiations to enter into a business relationship with the Company, Wexford or any of the related Entities, to discontinue or reduce the extent of such relationship with the Company, Wexford or any of the Related Entities.

6.4 Reformation. Employee understands that the geographic area applicable to paragraphs 6.1, 6.2 and 6.3 extends worldwide and, based on the nature of the products and services provided by the Company, Wexford and Related Entities and the broad distribution of their customers, the limitation set forth in this paragraph 6 is reasonable in geographic area and time. However, if any court shall determine that the time, geographic area or scope of activity of any restriction contained in this paragraph 6 is unenforceable, it is the intention of Employee and the Company that such limitation set forth herein shall not be terminated but shall be amended to the extent required to render it valid and enforceable. A court hearing any such dispute is empowered and authorized by the parties to reform this Agreement to the maximum time, scope or geographic limitations permitted by applicable law.

7. Remedies for Breach of Agreement. Employee expressly acknowledges and the parties to this Agreement recognize that the restrictions contained herein are reasonable and necessary to protect the business and interests of Company, and that any violation of these restrictions will cause substantial irreparable injury and damage to Company and the extent of such damage would be difficult if not impossible to calculate. Accordingly, the parties to this Agreement expressly agree that (i) if Employee breaches any provision of this Agreement, the damage to Company may be substantial, although difficult to ascertain, and monetary damages may not afford an adequate remedy, and (ii) if Employee is in breach of any provision of this Agreement, or threatens a breach of this Agreement, Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief, including, but no limited to, restraining orders and preliminary and permanent injunctions, to enforce the provisions of this Agreement, particularly those provisions governing non-solicitation and confidentiality, contained in this Agreement, as well as to prevent or restrain a breach of any provisions of this Agreement. The parties expressly agree that Company has these specific and express rights to injunctive relief without posting any bond that might be requested or required, and without the necessity of proving irreparable injury, and that Employee expressly agrees not to claim in any such equitable proceedings that a remedy at law is available to Company. The existence of any claim or cause of action by Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of any provision hereof. The parties to this Agreement also expressly agree that Company is entitled to recover any and all damages for any losses sustained, and rights of which it has been deprived, as well as any damages allowed by law. Although Employee recognizes that the foregoing limitations and scope of this Agreement are reasonable and properly required for the adequate protection of the business of Company, in the event any such time limitation or scope of activities covered is found to be unenforceable by a court of competent jurisdiction, then Employee and Employer agree to such reduction of the limitation as shall appear reasonable to the court.

8. At-Will Employment Status. This Agreement does not in any way alter the fact that Employee’s employment with the Company is at-will, meaning Employee has the right at any time, and for any or no reason, to terminate his employment with or without notice, and that the Company has the same right. Employee is and shall remain an “at-will” employee of Company in all respects.

9. Compliance. As an employee of the Company, Employee agrees that he shall comply with and be bound by any employee handbook and/or compliance policies and procedures generally applicable to the employees of the Company as may be adopted and/or amended from time to time (collectively the “Compliance Documents”); provided that this Agreement shall govern with respect to the subject matter herein in the event of any conflict with the provisions of the Compliance Documents except to the extent that any such conflicting provision in the Compliance Documents is adopted by the Company in its discretion to comply with any law, regulation or other requirement to which it is subject. Employee agrees that he or she shall promptly provide such other certifications or disclosures as may be reasonably required by the Company in connection with the Compliance Documents.

10. Background Verification. Employee hereby authorizes the Company to conduct one or more Background Verifications prior to and during his actual employment. “Background Verification” includes, without limitation, information regarding Employee’s employment and other experience, educational background and any criminal, credit or regulatory history. Employee further authorizes, without reservation, any lawful enforcement agency, administrator, court, governmental body, federal or provincial agency, institution, school or university (public or private), information service bureau, employer or insurance company contacted by the Company or any agent of the Company to furnish the information set forth in the preceding sentence as part of the pre-employment application process. Employee hereby consents to and understands that the Company will only use the information collected for the purposes of (if and as applicable) establishing or continuing Employee’s employment, including without limitation, evaluating Employee’s employment application, determining employment eligibility under the Company’s employment policies, assessing property and business risks to the Company, and otherwise as may be permitted or required by law. Employee authorizes and consents to the release of records obtained through such checks to the authorized representatives of the Company or its agents, and to the Company’s affiliates, for the purposes described above. Employee acknowledges and agrees that any information relating to a Background Verification may be shared with the Company and stored on its servers.

11. Non-Disparagement. Employee shall not, directly or indirectly, disparage, denigrate or make negative comments about the Company, Wexford or the Related Entities to customers, potential customers, vendors or other third parties during or after the term of this Agreement. Nothing in this paragraph shall be interpreted to preclude Employee from communicating with any governmental agency or other entities as allowed by law.

12. Other Agreements. Employee represents that his employment with Company and compliance with and performance of all the terms of this Agreement as an employee of Company does not and will not breach or conflict with any other agreement entered into by Employee, or to which Employee may be subject, during or prior to Employee’s employment by Company.

13. Salary Continuation. In the event Company terminates Employee’s employment during the twenty-four (24) months immediately following the Effective Date, Employee will be entitled to receive monthly payments of Employee’s Base Salary in effect on the date of Employee’s termination through the period of six (6) months after Employee ceases to be employed by the Company, conditioned upon Employee’s execution of a general release in a form provided by the Company. Such payments shall be made in regular installments in accordance with the Company’s general payroll practices, subject to customary withholding for applicable taxes, insurance and other withholding agreements. Employee agrees that no other monies or benefits (that are not identified or specified herein) shall be payable or owed to Employee under this Agreement for termination by the Company. Notwithstanding the above, if Employee’s termination of employment is for “cause,” as defined herein, the Company will not be obligated to make the salary continuation payments provided for in this paragraph.

Nothing in this provision should be construed as waiver of the limitations and obligations set forth in paragraphs 6.1, 6.2 and 6.3 above and, regardless of whether Employee is entitled to salary continuation following termination of his or her employment, Employee will be limited by the provisions set forth in paragraphs 6.1, 6.2 and 6.3 above.

The Company has sole discretion to determine if “cause” exists to terminate the employment relationship. For purposes of this Agreement, “cause” shall mean any of the following: (i) the breach by Employee of his duties as an employee of the Company, which breach is detrimental to the Company, monetarily or otherwise, (ii) the failure of Employee to comply in any material respect with any written or oral direction of the Company which reasonably relates to the performance of his duties that would not require him to perform an illegal act or breach any agreement to which the Company is a party, (iii) the failure of Employee to substantially perform his duties as an employee, (iv) the conviction of Employee of, or plea of nolo contendere to, any criminal act that constitutes a felony or involves, fraud, dishonesty, or moral turpitude, (v) the commission of any act of fraud or dishonesty in the performance of his duties for or on behalf of the Company, any subsidiary of the Company or other related entity, (vi) the inability or failure of Employee to devote his full business time and attention to his duties under this Agreement,

(vii) unsatisfactory results of any Background Verification, (viii) the taking by Employee of any action, knowing or with reckless disregard, that it is adverse in a material respect to the interests of the Company, its members, or its assets, (ix) the material violation by Employee of any employer policies of the Company, and (x) the material breach by Employee of any of his covenants and agreements contained in this Agreement.

14. Miscellaneous.

14.1 Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, mailed electronically or by first class mail, return receipt requested, to the recipients at the addresses indicated below:

To Employee:	At the address of Employee reflected in the employment records of the Company.

To Company:	Great White Energy Services LLC
Attention: General Counsel
14201 Caliber Drive, Suite 300
Oklahoma City, Oklahoma 73134

generalcounsel@greatwhiteenergy.com

or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

14.2 Integration. This Agreement embodies the entire agreement and understanding among the parties relative to the subject matter herein, and supersedes any prior agreements and understandings relating to such subject matter.

14.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

14.4 No Waiver. Failure by the Company to enforce any provision of this Agreement shall not constitute a waiver of any term hereof. The waiver by Company of, or any failure to enforce, a breach of any provision of this Agreement by Employee or any other employee of Company shall not operate or be construed as a waiver of any subsequent breach by Employee or, if such waiver or failure to enforce relates to any other employee of Company, be deemed to allow Employee to take any similar action.

14.5 Future Modifications. This Agreement cannot be modified or amended except by a written instrument signed by the parties.

14.6 Prevailing Party. In the event either party commences an action or proceeding alleging any violations of this Agreement, or seeking to enforce, construe, modify or interpret this Agreement, the non-prevailing party shall pay all costs, expenses and reasonable attorneys’ fees incurred by the prevailing party in connection with such action or proceeding.

14.7 Severability/Reformation Of Agreement. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any one or more of the provisions hereof shall not affect the validity or enforceability of any one or more of the other provisions hereof. In the event any provision or clause is found to be in conflict with a mandatory provision of applicable law, the parties agree the conflicting provision shall be modified to conform. The parties hereto covenant and agree that should any provision of this Agreement, under any circumstances, foreseen or unforeseen, including without limitation, term periods and geographic areas, be deemed too broad for the intended purposes, such provisions shall, nevertheless, be valid and enforceable to the extent necessary for the protection of Company and such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law in such jurisdictions as it shall then appear.

14.8 Successors and Assigns. This Agreement is for the benefit of and will be binding upon each of the parties hereto and their respective assignees, successors, assigns, heirs, executors, administrators and legal representatives; provided, however, Employee may not assign any of his rights or obligations hereunder without the prior written consent of Company. This Agreement and the terms hereof shall survive the termination of Employee’s employment with Company and the assignment of this Agreement by Company to any assignee or other successor-in-interest. The term “Company” herein shall include Company and all of its domestic and foreign affiliates, including other companies controlled by Company, controlling Company or under common control with Company.

Great White Energy Services LLC	Employee

/s/ Philip Lancaster	/s/ Steve Williams
Phillip Lancaster, CEO	Steve Williams

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